Servicer Compliance Statement

Re:	LB-UBS Commercial Mortgage Trust 2007-C2
Commercial Mortgage Pass-Through Certificates, Series 2007-C2

    Pursuant to Section 3.13 of the Pooling and Servicing Agreement dated as of February 12, 2007 (the "Pooling and Servicing Agreement"), among Structured Asset Securities Corporation II as depositor, LaSalle Bank National Association as trustee, KeyCorp Real Estate Capital Markets, Inc. as master servicer (the "Master Servicer") and Midland Loan Services, Inc. as special servicer, with respect to the State Street Building Loan Combination (the "Loan"), I, Bryan Nitcher, in my capacity as Senior Vice President of KeyCorp Real Estate Capital Markets, Inc., do hereby state that:

1.
A review of the Master Servicer's activities during the reporting period ending December 31, 2007, and of its performance under the Pooling and Servicing Agreement with respect to the Loan has been made under my supervision.

2.
To the best of my knowledge, based on my review, the Master Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement with respect to the Loan in all material respects throughout the reporting period ending December 31, 2007.

    Capitalized terms used but not defined in this statement have the respective meanings given to them in the Pooling and Servicing Agreement.

By:	/s/ Bryan Nitcher	Date:	March 13, 2008
Bryan Nitcher
Senior Vice President